Exhibit 99.1
Spire Global Announces Third Quarter 2026 Results, Achieving 42% Year-Over-Year Revenue Growth
•Third quarter 2026 revenue was $18.0 million, up 42% year-over-year, and up 77% excluding the maritime business.(1)
•Net loss of $20.3 million in third quarter 2026 compared to prior year net loss of $19.7 million.
•Adjusted EBITDA(1) of $(8.6) million in third quarter 2026 improved 27% compared to prior year adjusted EBITDA of $(11.8) million.
•Cash flow used in operations of $5.0 million in third quarter 2026 improved 59% compared to prior year cash flow used in operations of $12.0 million and improved 79% compared to second quarter 2026 cash flow used in operations of $23.4 million.
•Remaining performance obligations not yet recognized as revenue as of September 30, 2026 were $175.4 million.
VIENNA, VA, November 10, 2026 – Spire Global, Inc. (NYSE: SPIR) (“Spire” or the “Company”), a global provider of satellite data, analytics and intelligence, announced results for its quarter ended September 30, 2026. The Company will hold a webcast at 5:00 p.m. ET today to discuss the results.
“Spire is entering a new phase of execution, and this quarter’s core business growth and major contract wins demonstrate our strong momentum,” said Theresa Condor, Spire CEO. “These multi-year awards give us greater revenue visibility into 2027 and beyond. With satellites in orbit, an established ground network and global manufacturing capabilities across the U.S., UK and Germany, we have the foundation to deliver on these commitments, grow efficiently and advance toward profitability.”
Third Quarter 2026 Highlights
Financial:
•Third quarter 2026 GAAP revenue was $18.0 million, up 42% year-over-year primarily driven by an increase in Space Services data delivery and additional Weather and Climate data sales, primarily Hyperspectral Microwave Sensor sounding data. Excluding the maritime business, revenue increased 77% on a year-over-year basis.(1)
•Third quarter 2026 GAAP gross margin improved 9 percentage points year-over-year to 46%, and non-GAAP gross margin(1) improved 8 percentage points year-over-year to 49%.
•Net loss of $20.3 million in third quarter 2026 compared to prior year net loss of $19.7 million.
•Adjusted EBITDA(1) of $(8.6) million in third quarter 2026 improved 27% compared to prior year adjusted EBITDA of $(11.8) million, primarily driven by higher revenue.
•Third quarter 2026 cash flow used in operations was $5.0 million, reflecting a 59% year-over-year improvement and a 79% sequential improvement. The decline in cash used in the third quarter reflected disciplined management of cash and working capital. Cash usage is expected to continue to improve in fourth quarter 2026. Cash, cash equivalents, and marketable securities as of September 30, 2026 were $78.0 million. Spire continues to maintain a debt-free balance sheet.

(1)Non-GAAP Financial Measure, please see section titled Non-GAAP Financial Measures for the definition of such measures and the reconciliation tables at the end of this release for reconciliation to the most directly comparable GAAP measure.

Business:
•In the third quarter of 2026, Spire was awarded a $33.2 million task order by the National Oceanic and Atmospheric Administration (NOAA) for a two-year period of performance beginning December 1, 2026 to December 1, 2028. Under the agreement, Spire will deliver global navigation satellite system radio occultation (GNSS-RO) data, including RO profiles with Temporal Resolution Enhancements that provide a broader range of time sampling. The task order includes additional unfunded surge-buy options that could bring its total potential value to approximately $66 million over the two-year period, if fully exercised.
•In the third quarter of 2026, Spire was awarded a two-year $28 million contract by NOAA to advance hyperspectral microwave sounding technology toward operational use for weather forecasting. Under the agreement, Spire will use its existing technology stack to build and qualify a matured satellite and hyperspectral microwave sounder payload through flight readiness. The system will be tailored to an orbit designed to support NOAA's weather forecasting needs and enable analysis of the impact of hyperspectral microwave observations on numerical weather prediction and resilience to radio frequency interference. The award represents the next step toward demonstrating that advanced hyperspectral microwave sounding can be delivered from a smaller, commercially developed satellite platform, with operational capability targeted to begin no later than 2030.
•In the third quarter of 2026, Spire continued to build momentum across its radio frequency geolocation (RFGL) business by signing two U.S. and three international RFGL awards, including repeat customers.
•In October 2026, Spire successfully launched the first three satellites built at its manufacturing facility in Boulder, Colorado. The satellites mark an operational milestone in expanding Spire's U.S. manufacturing footprint to meet growing national security demand. By establishing end-to-end satellite production on U.S. soil, Spire can provide U.S. national security and defense partners with the speed, resilience and domestic infrastructure needed to develop and deploy mission-specific capabilities.
Financial Outlook
For the full year ending December 31, 2026, Spire expects revenue between $75 million and $80 million and adjusted EBITDA between $(32.4) million and $(27.4) million. The implied fourth quarter 2026 adjusted EBITDA represents a 71% sequential improvement over third quarter 2026 adjusted EBITDA, at the mid-point. For the full year ending December 31, 2027, Spire is providing a preliminary 2027 revenue range of $96 million to $106 million.
Beginning with the third quarter of 2026, Spire will focus its financial outlook on revenue and adjusted EBITDA, which management believes are more useful measures for investors in assessing Spire's expected operating performance and progress toward profitability, and is no longer providing guidance for non-GAAP operating loss or non-GAAP net loss per share.
Adjusted EBITDA is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Measures” for the definition of such measures. Spire has provided a reconciliation of GAAP to non-GAAP financial measures included in this press release for its third quarter and full year 2025 and 2026, as well as its outlook for such measures for the full year 2026.
Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain non-GAAP financial measures, including free cash flow, non-GAAP gross profit, non-GAAP gross margins, EBITDA, and Adjusted EBITDA. Spire’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP financial measures, in evaluating its ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items

Spire excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. In addition, other companies may utilize metrics that are not similar to Spire’s. The non-GAAP financial information is presented for supplemental informational purposes only and is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. There are material limitations associated with the use of non-GAAP financial measures since they exclude significant expenses and income that are required by GAAP to be recorded in Spire’s financial statements. Investors should note that the excluded items may have had, and may in the future have, a material impact on our reported financial results. Please see the reconciliation tables at the end of this release for the reconciliation of GAAP and non-GAAP results. Management encourages investors and others to review Spire’s financial information in its entirety and not rely on a single financial measure.
Spire adjusts the following items from one or more of its non-GAAP financial measures:
Change in fair value of contingent earnout liabilities and warrant liabilities. Spire excludes these non-cash gains and losses because they do not reflect the underlying operating performance of the business.
Foreign exchange (gain)/loss. Spire incurs foreign currency gains and losses on foreign currency denominated receivables and payables. As Spire does not hedge these currency exposures, realized and unrealized foreign currency gains and losses result from fluctuations in exchange rates. Since such gains and losses are driven by macroeconomic factors and can vary significantly between periods, Spire believes their exclusion is useful to management and investors in evaluating the performance of its ongoing operations on a period-to-period basis.
Other (income) expense, net. Spire excludes other expense, net because it includes non-operating items and other gains and losses that are not reflective of its core operating performance and may fluctuate between periods, such as debt prepayment penalties, legal settlements, equity investment losses, and gains or losses on asset disposals.
Stock-based compensation. Spire excludes these expenses primarily because they are non-cash charges used when we assess operating expenses and budgeting. Moreover, because of varying valuation methodologies and the award types under ASC Topic 718, Spire believes excluding stock-based compensation expenses allows investors to better compare our recurring core business results of operations and those of other companies.
Loss on decommissioned satellites and other assets write-offs. Spire excludes these charges because they represent the accelerated write-off of assets that would otherwise be accounted for as depreciation and would be excluded as part of our EBITDA calculation.
Other unusual and infrequent costs. Spire excludes these items because they are not reflective of its ongoing operating results. Examples include certain legal, accounting, and other professional fees associated with matters such as the Maritime Transaction, the SEC subpoena received in July 2025, and a Space Services customer dispute.
Other acquisition accounting amortization. Spire excludes non-cash amortization of purchased data rights and certain purchased technologies as these expenses are the result of acquisition accounting and are not indicative of its core operating performance.
Our additional non-GAAP measures include:
Free Cash Flow. Spire defines free cash flow as net cash provided by/used in operating activities less purchases of property and equipment.
EBITDA. Spire defines EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense, and plus the provision for (or minus benefit from) income taxes.
Adjusted EBITDA. Spire defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted for any gain on sale of a business, loss on extinguishment of debt, change in fair value of contingent earnout liability, change in fair value of warrant liabilities, issuance of stock warrants, foreign exchange (gain) loss, other (income) expense, net, stock-based compensation, mergers and acquisition related expenses, loss on decommissioned satellites and other assets write-offs, other unusual and infrequent costs, and other acquisition accounting amortization. Spire believes Adjusted EBITDA can be useful in providing an understanding of the underlying results of operations and trends, an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net loss as it does not take into account certain requirements, such as capital expenditures and related depreciation, interest payments, tax benefits, stock-based compensation, other unusual and infrequent costs, and other acquisition accounting amortization. Adjusted EBITDA is not a presentation made in accordance with GAAP, and Spire’s use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
Additional non-GAAP measures utilized by Spire incorporate the adjustments described in the reconciliation tables below.
Conference Call
Spire will webcast a conference call to discuss the results at 5:00 p.m. Eastern Time today. The webcast will be available on Spire’s Investor Relations website at ir.spire.com. A replay of the call will be available on the site for six months.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements, including statements regarding management's view of Spire’s future financial results and guidance, expectations, plans and prospects, including our views regarding future execution within our business, growth and profitability expectations, our ability to deliver on our commitments, the expected timing of operational capabilities and revenue recognition, especially in connection with mile-stone based services, and the opportunities we see in our industry. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” "opportunity," “contemplate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Spire to be materially different than those expressed or implied in such statements, including significant political, trade, regulatory developments, and other circumstances beyond our control, including as a result of geopolitical uncertainty and instability and tariffs, which could have a material adverse effect on our financial condition or results of operations, global and domestic economic conditions, including currency exchange rate fluctuations, inflation, interest rates and their impact on demand and pricing for our offerings in affected markets, the quality and effectiveness of and advancements in our technology and our ability to accurately and effectively use data and engage in predictive analytics, our dependence on government contracts, including the availability and timing of appropriations and potential funding disruptions, and the other risks, uncertainties and assumptions, and factors described in our filings with the Securities and Exchange Commission, including but not limited to, Spire’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Spire’s future results. The forward-looking statements included in this presentation are made only as of the date hereof. Spire cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Spire expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
About Spire Global, Inc.
Spire (NYSE: SPIR) is a global provider of satellite data, analytics and intelligence, offering unique datasets and powerful insights about Earth so that organizations can make decisions with confidence in a rapidly changing world. Spire builds, owns, and operates a fully deployed satellite constellation that observes the Earth in real time using radio frequency technology. The data acquired by Spire’s satellites provides global weather intelligence, ship and plane movements, and spoofing and jamming detection to better predict how their patterns impact economies, global security, business operations and the environment. Spire also offers Space as a Service solutions that empower customers to leverage its established infrastructure to put their business in space. Spire has offices across the U.S., Canada, UK, Luxembourg and Germany. To learn more, visit spire.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share amounts)	2026	2025	2026	2025
	(Unaudited)
Revenue	$17,998	$12,670	$51,880	$55,728
Cost of revenue	9,699	8,027	31,118	32,997
Gross profit	8,299	4,643	20,762	22,731
Operating expenses:
Research and development	8,578	9,116	25,457	27,970
Sales and marketing	4,156	2,816	10,507	12,759
General and administrative	15,730	13,762	47,996	48,598
Loss on decommissioned satellites and other assets write-offs	—	—	1,435	6,270
Total operating expenses	28,464	25,694	85,395	95,597
Loss from operations	(20,165)	(21,051)	(64,633)	(72,866)
Other (expense) income:
Interest income	675	1,015	1,931	1,681
Interest expense	(4)	(2)	(4)	(7,418)
Gain on sale of a business	—	—	—	154,305
Loss on extinguishment of debt	—	—	—	(12,008)
Change in fair value of contingent earnout liability	—	617	—	1,428
Change in fair value of warrant liabilities	167	51	(110)	3,098
Foreign exchange (loss) gain	(616)	(17)	(2,821)	10,774
Other income (expense), net	(226)	(291)	(26)	(802)
Total other income (expense), net	(4)	1,373	(1,030)	151,058
(Loss) income before income taxes	(20,169)	(19,678)	(65,663)	78,192
Income tax provision (benefit)	83	(2)	401	1,793
Net (loss) income	$(20,252)	$(19,676)	$(66,064)	$76,399
(Loss) earnings per share:
Basic	$(0.52)	$(0.61)	$(1.79)	$2.52
Diluted	$(0.52)	$(0.61)	$(1.79)	$2.31
Shares used in computing (loss) earnings per share:
Basic	39,167,991	32,501,417	36,932,506	30,249,828
Diluted	39,167,991	32,501,417	36,932,506	31,410,136

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025
	(Unaudited)
Net (loss) income	$(20,252)	$(19,676)	$(66,064)	$76,399
Other comprehensive (loss) income:
Foreign currency translation adjustments, net of tax	315	(1,244)	161	3,526
Net unrealized (loss) gain on investments, net of tax	(12)	31	(83)	28
Comprehensive (loss) income	$(19,949)	$(20,889)	$(65,986)	$79,953

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$30,902	$24,813
Marketable securities	47,052	56,969
Accounts receivable, net	3,375	4,178
Contract assets	6,245	1,778
Other current assets	4,268	6,036
Total current assets	91,842	93,774
Property and equipment, net	87,565	80,806
Operating lease right-of-use assets	7,504	10,798
Goodwill	14,935	15,450
Intangible assets, net	8,091	9,079
Other long-term assets, including restricted cash	949	1,085
Total assets	$210,886	$210,992
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,816	$14,866
Contract liabilities, current portion	32,042	35,160
Other accrued expenses	16,632	22,266
Total current liabilities	61,490	72,292
Contract liabilities, non-current	12,893	14,207
Warrant liability	215	106
Operating lease liabilities, net of current portion	6,402	8,755
Other long-term liabilities	2,782	2,704
Total liabilities	83,782	98,064
Commitments and contingencies
Stockholders’ equity
Common stock	4	3
Additional paid-in capital	685,861	605,700
Accumulated other comprehensive loss	(5,357)	(5,435)
Accumulated deficit	(553,404)	(487,340)
Total stockholders’ equity	127,104	112,928
Total liabilities and stockholders’ equity	$210,886	$210,992

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(In thousands)	2026	2025
	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(66,064)	$76,399
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	11,036	9,494
Stock-based compensation	9,774	14,957
Amortization of operating lease right-of-use assets	2,212	2,307
Change in fair value of warrant liabilities	110	(3,098)
Change in fair value of contingent earnout liability	—	(1,428)
Loss on decommissioned satellites and other assets write-offs	1,435	6,270
Loss on extinguishment of debt	—	12,008
Gain on sale of a business	—	(154,305)
Transaction costs on sale of a business	—	(23,744)
Other, net	(1,166)	1,817
Changes in operating assets and liabilities:
Accounts receivable, net	782	7,315
Contract assets	(4,706)	(2,975)
Other current assets	1,852	(3,431)
Other long-term assets	128	1,250
Accounts payable	257	(3,076)
Contract liabilities	(4,206)	3,231
Other accrued expenses	(2,765)	3,331
Operating lease liabilities	(3,216)	(1,866)
Other long-term liabilities	—	(8)
Net cash used in operating activities	(54,537)	(55,552)
Cash flows from investing activities
Purchases of short-term investments	(67,083)	(97,730)
Maturities of short-term investments	78,272	22,600
Purchase of property and equipment	(22,358)	(20,895)
Additions of amortizable intangible assets	(500)	—
Proceeds from sale of a business, net of cash	—	238,948
Net cash (used in) provided by investing activities	(11,669)	142,923
Cash flows from financing activities
Proceeds from securities purchase agreements, net	65,402	37,297
Payments on long-term debt	—	(105,742)
Payments on long-term debt closing fees	—	(9,091)
Proceeds from exercise of stock options	4,499	1,824
Proceeds from employee stock purchase plan	336	443
Net cash provided by (used in) financing activities	70,237	(75,269)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	2,041	(10,896)
Net increase in cash, cash equivalents and restricted cash	6,072	1,206
Cash, cash equivalents and restricted cash
Beginning balance	25,392	19,684
Ending balance	$31,464	$20,890

GAAP to Non-GAAP Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except for percentages)	2026	2025	2026	2025
	(Unaudited)
Gross profit (GAAP)	$8,299	$4,643	$20,762	$22,731
Adjustments:
Exclude stock-based compensation	126	62	380	254
Exclude amortization of purchased intangibles	442	374	1,215	1,108
Exclude other acquisition accounting amortization	—	—	—	218
Exclude other unusual and infrequent costs	—	71	299	71
Gross profit (Non-GAAP)	$8,867	$5,150	$22,656	$24,382

Gross profit (GAAP)	46%	37%	40%	41%
Adjustments:
Exclude stock-based compensation	1%	0%	1%	1%
Exclude amortization of purchased intangibles	2%	3%	2%	2%
Exclude other acquisition accounting amortization	0%	0%	0%	0%
Exclude other unusual and infrequent costs (1)	0%	1%	1%	0%
Gross profit (Non-GAAP)	49%	41%	44%	44%

Net loss (GAAP)	$(20,252)	$(19,676)	$(66,064)	$76,399
Depreciation and amortization	3,955	2,557	11,036	9,494
Interest, net	(671)	(1,013)	(1,927)	5,737
Income tax provision	83	(2)	401	1,793
EBITDA	(16,885)	(18,134)	(56,554)	93,423
Gain on sale of a business	—	—	—	(154,305)
Loss on extinguishment of debt	—	—	—	12,008
Change in fair value of contingent earnout liability	—	(617)	—	(1,428)
Change in fair value of warrant liabilities	(167)	(51)	110	(3,098)
Foreign exchange loss (gain)	616	17	2,821	(10,774)
Stock-based compensation	2,768	3,830	9,774	14,957
Other unusual and infrequent costs(1)	4,861	2,898	14,992	12,024
Loss on decommissioned satellites and other assets write-offs	—	—	1,435	6,270
Other acquisition accounting amortization	—	—	—	218
Other (income) expense, net	226	291	26	802
Adjusted EBITDA	$(8,581)	$(11,766)	$(27,396)	$(29,903)

Net cash used in operating activities	$(4,953)	$(12,048)	$(54,537)	$(55,552)
Purchase of property and equipment	(8,936)	(8,388)	(22,358)	(20,895)
Free Cash Flow	$(13,889)	$(20,436)	$(76,895)	$(76,447)

Revenue	$17,998	$12,670	$51,880	$55,728
Maritime	—	(2,495)	(3,390)	(18,959)
Revenue excluding Maritime	$17,998	$10,175	$48,490	$36,769
(1) Includes (i) restructuring charges of $0.2 million and $2.3 million for the three and nine months ended September 30, 2026, respectively, and $0.2 million and $1.7 million for the three and nine months ended September 30, 2025, respectively, (ii) legal, accounting, and other professional fees of $4.6 million and $12.6 million for the three and nine months ended September 30, 2026, respectively, and $2.7 million and $8.8 million for the three and nine months ended September 30, 2025, respectively, and (iii) bonus expenses associated with the Maritime Transaction of $0.0 million and $1.5 million for the three and nine months ended September 30, 2025.

GAAP to Non-GAAP Reconciliations — Full Year 2026 Financial Outlook

	FY 2026 Ranges
(In thousands)	Low	High

Revenue	$75,000	$80,000
Maritime revenue	(3,400)	(3,400)
Revenue excluding maritime	$71,600	$76,600

	Low	High
Net loss (GAAP)	$(76,600)	$(71,600)
Depreciation and amortization	14,000	14,000
Interest, net	(2,000)	(2,000)
Income tax provision	400	400
EBITDA	(64,200)	(59,200)
Change in fair value of warrant liabilities	200	200
Foreign exchange loss	2,800	2,800
Stock-based compensation	12,400	12,400
Other unusual and infrequent costs(1)	15,000	15,000
Loss on decommissioned satellites and other assets write-offs	1,400	1,400
Adjusted EBITDA	$(32,400)	$(27,400)

(1) Includes (i) restructuring charges of $0.2 million and $2.3 million for the three and nine months ended September 30, 2026, respectively, and $0.2 million and $1.7 million for the three and nine months ended September 30, 2025, respectively, (ii) legal, accounting, and other professional fees of $4.6 million and $12.6 million for the three and nine months ended September 30, 2026, respectively, and $2.7 million and $8.8 million for the three and nine months ended September 30, 2025, respectively, and (iii) bonus expenses associated with the Maritime Transaction of $0.0 million and $1.5 million for the three and nine months ended September 30, 2025.